FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS Q3 2012 EPS OF $1.14, $1.13 EX-ITEMS;
Q3 2012 OPS MARGINS AT 30% EX-ITEMS;
YTD FCF REACHES $128 MILLION

AMSTERDAM (17 October 2012) - Core Laboratories N.V. (NYSE: "CLB US" and NYSE Euronext: "CLB NA") reported third quarter 2012 net income of $54,403,000 and earnings per diluted share ("EPS") of $1.14. Excluding the settlement of a business interruption claim, the Company's operations earned $1.13, an increase of 13% over year-earlier EPS totals, ex-items. Third quarter 2012 revenue increased 6% over third quarter 2011 levels to $245,428,000, despite the U.S. rig count decreasing approximately 6% since the end of the second quarter 2012 and an international rig count that has been flat from year end 2011. Third quarter 2012 operating income increased to $73,747,000, 6% over year-ago quarterly levels, ex-items, yielding operating margins of 30%.

Free cash flow ("FCF"), defined as cash from operations in excess of capital expenditures, reached $41,996,000 for the quarter. During the quarter, Core returned over $46,443,000 to its shareholders by repurchasing 283,513 shares for $33,191,000 and paying dividends of $13,252,000. Since 2 October 2012, the Company has repurchased an additional 422,600 shares at an average price of $101.87.

The improved year-over-year third quarter results reflect the Company's continued focus on international crude-oil related developments and unconventional oil plays in North America. Increased demand for Core's proprietary and patented fracture and field-flood diagnostics technology and for the Company's HTD BlastTM and HTD Blast XLTM perforating system technology also bolstered results. Additional clients were added to Core's joint industry projects in Eagle Ford, Niobrara, and Utica formations and unconventional reservoirs in the Midland Basin. Internationally, the Company's newest joint industry project, Equatorial Basins of Eastern South America, makes six such studies available for reservoirs offshore Brazil.

Compared with the first nine months of 2011, Core's revenue increased 9% to $726,625,000; net income increased 23% to $161,270,000; and EPS was up 25% to $3.38. Operating margins for the first nine months of 2012 were 30%, up 370 basis points from year-earlier levels, while FCF reached $128,000,000.

As reported the previous twelve quarters, the Board of Supervisory Directors (the “Board”) of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital (“ROIC”) in the top decile of the service companies listed as Core's peers by Bloomberg Financial. Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC was the highest in its oilfield services Comp Group. Moreover, the Company had the highest ROIC to Weighted Average Cost of Capital (“WACC”) ratio in the Comp Group.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

In the third quarter 2012, Core's Reservoir Description operations posted record revenue for any third quarter of $124,156,000, an increase of 4% over year-earlier quarterly totals. As has been the case in four of the past five years, third quarter Reservoir Description revenue was down sequentially from second quarter totals because of the large amount of revenue the Company generates from Canadian oil sand projects, which peaks in the second calendar quarter. Operating income increased 15% to $36,780,000, while operating margins expanded to 30%, more than 300 basis points over year-ago levels ex-items. The segment's revenue growth and margin expansion occurred in an operating environment of a flat international rig count. Increasing market penetration and improved utilization of higher technology services drove this market place outperformance.

The Company continued to receive thousands of feet of reservoir core and hundreds of reservoir fluid samples from some of the largest oil field development projects worldwide. These include deepwater developments offshore Brazil, Angola, Gabon, Nigeria, and Ghana. The rock and fluids data sets will be integrated to ensure that operators can maximize daily production and ultimate hydrocarbon recoveries.

In the Middle East, Core continues to work in fields in both southern and northern Iraq, Kuwait, Saudi Arabia, Qatar, and the United Arab Emirates. Many of these projects are phase behavior studies of reservoir oils and natural gases for enhanced oil recovery operations.

In the deepwater Gulf of Mexico, Core continues to pioneer technologies related to ever-increasing reservoir pressures and temperatures in ultra-deep field developments. Currently, the Company is able to sample reservoir fluids at 25,000 psi and 335 degrees Fahrenheit (168 degrees Celsius). Core Lab is the first company to have these capabilities and is working on technologies to conduct fluid phase behavior studies at 30,000 psi and 400 degrees Fahrenheit (204 degrees Celsius).

In addition, the Company continues to lead the industry in mercury-free Pressure-Volume-Temperature (PVT) capabilities. As directed by major clients including Total and BP, among others, Core continues to install state-of-the-art, automated mercury-free PVT cells in its major reservoir fluids facilities around the globe. Currently with ten cells operational in Aberdeen, Abu Dhabi, Kuwait, Houston, and Broussard, the Company has three more cells to be delivered in the fourth quarter of 2012 and an additional three cells on order for early 2013 deployment.

During the quarter, the Company completed the 100,000 plus square foot expansion of its core analysis facilities in Houston to accommodate the high volume of work received from the deepwater Gulf of Mexico and other deepwater reservoirs around the globe. The expansion increased the Company's capacity to perform reservoir-condition testing and added thirteen additional core layout and viewing rooms.

Production Enhancement

Production Enhancement operations reported third quarter 2012 revenue of $100,871,000, up 4% year over year, and operating income of $31,316,000, excluding the business interruption payment. Operating margins were 31%. Moreover, and more importantly, these results were sequentially better than second quarter 2012 results, despite the U.S. rig count decreasing approximately 6% sequentially from second quarter 2012 levels, reflecting the positive impact of the increasing market penetration of Core's technology, especially applied to unconventional reservoir development.

The third quarter results reflected increased demand for the Company's proprietary and patented hydraulic fracture and field-flood diagnostic technologies. SpectraChem® and Zero Wash® tracers were employed by clients stimulating long, multi stage horizontal wellbores in unconventional plays in North America, as well as in China, Poland, and Australia. Similar projects were conducted in conventional reservoirs offshore Africa, Oman, and the eastern Mediterranean. Internationally, several field-flood projects continued to use SpectraFloodTM tracers to determine the effectiveness of injected fluids, including recently developed fields in deepwater offshore West Africa, the North Sea, and onshore Colombia.

Core's recently introduced HTD BlastTM and new HTD Blast XLTM technologies, used to more effectively and efficiently perforate unconventional shale reservoirs, remained in high demand. In one wellbore, the HTD Blast XLTM system was used to complete 27 different zones, which ultimately led to higher production rates while decreasing completion costs.

Reservoir Management

Reservoir Management operations posted third quarter 2012 revenue of $20,401,000, up 45% over year-earlier quarterly totals, and operating income of $6,029,000. Operating margins were 30%.

Core's Eagle Ford Shale Study continues to add industry participants as the Company analyzes thousands of feet of core, primarily from the oil-prone areas in southwestern Texas. Industry interest remains strong in unconventional oil reservoirs in the Permian basin, and the Company has received dozens of cores, including cores from the Wolfcamp section whose results will be included in the Company's Midland Basin Study. The Midland Basin Study now has 28 industry participants.

Internationally, Reservoir Management, in its continuing cooperation with Petrobras, now has six studies detailing the petroleum geology and reservoir potential of onshore and offshore Brazil. Core's newest study, Equatorial Basins of Eastern South America, contains cores and cutting samples from multiple sedimentary basins in shallow and deepwater areas.

In addition, Core's Deepwater Campos Basin, Santos Basin, Cretaceous Carbonates of the Southeastern Margin, and Pre-Salt Phase II Brazil studies now have over 30 industry participants. The combination of these studies contains the most comprehensive data sets available of the Cretaceous-aged carbonate sequences that make up the reservoir complex of deepwater pre-salt giant and super-giant field developments. Petrobras remains Core's largest and most important national oil company client.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the third quarter of 2012, Core Laboratories generated $51,256,000 of cash from operating activities and had capital expenditures of $9,260,000, yielding $41,996,000 in FCF. For the quarter, Core returned $46,443,000 to its shareholders in the forms of share repurchases and dividends. The FCF was used to pay $13,252,000 in cash dividends and to repurchase 283,513 shares at a cost of $33,191,000. The average price paid per share since the inception of the repurchase program is approximately $25.77. Year-over-year, Core decreased its average diluted quarterly share count by approximately 1%, from 48,030,000 to 47,528,000.

On 10 July 2012, the Company's Board announced a quarterly cash dividend of $0.28 per share that was paid in the third quarter of 2012. This amount represented a 12% increase over the quarterly dividends of $0.25 per share that were paid in 2011, and when paid each quarter of 2012, will equal a payout of $1.12 per share of common stock. The quarterly $0.28 per share cash dividend was paid on 20 August 2012 to shareholders of record on 20 July 2012. Dutch withholding tax was deducted from the dividend at the rate of 15%.

On 9 October 2012, the Board announced a cash dividend of $0.28 per share of common stock to be paid on 20 November 2012 to the shareholders of record on 19 October 2012. Dutch withholding tax will be deducted from the dividend at the rate of 15%.

Return On Invested Capital

As reported in the previous twelve quarters, the Company's Board has established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core's peers by Bloomberg Financial. The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Bloomberg peers. According to the latest financial information from Bloomberg, Core Laboratories' ROIC was the highest of any of the oilfield service companies listed in its Comp Group. Several of the peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group.

Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others. Core will update the ROIC for the oilfield services sector for the third quarter 2012 in its fourth quarter 2012 earnings release.

Fourth Quarter 2012 Earnings Guidance, 2013 Outlook

Core Lab anticipates that North American activity levels will remain similar to third quarter levels, while international activity will continue with moderate increases. Therefore, Core expects fourth quarter 2012 revenue to range between $245,000,000 to $250,000,000, with EPS in the $1.10 to $1.17 range. This operational guidance excludes any foreign currency translations or any shares that may be repurchased in the fourth quarter, other than previously disclosed. A 25% effective tax rate is assumed for the fourth quarter.

This fourth quarter guidance reflects Core's ability to continue to grow year-over-year revenues above the increase in worldwide activity levels. For the third quarter of 2012, all three of the Company's operating segments increased year-over-year quarterly revenue totals.

The Company's outlook for 2013 remains positive. With continued support from robust Brent crude pricing and the expected delivery of additional deepwater drilling rigs, Core believes that it will continue to work in increasingly more established fields and new field development projects. In addition, as it has consistently done in the past decade, the Company plans to enter new fields where it currently does not have operations and to offer new technologies and additional services in 2013. These new technologies and services will be targeted at increasing the daily productivity and ultimate hydrocarbon recovery rates from liquids-related unconventional reservoir developments worldwide. Therefore, Core believes its business model to achieve a revenue growth rate of 200 to 400 basis points above the increase in worldwide activity level directed towards producing fields remains intact with incremental margins positively impacting operating margins.

Core expects FCF totals to remain at elevated levels in 2013 with the Company's client directed capex program to equal that of 2012. The Company expects to increase its quarterly dividend in 2013 while continuing its share buyback program.

The Company has scheduled a conference call to discuss Core's third quarter 2012 earnings announcement. The call will begin at 2:30 p.m. CET / 7:30 a.m. CDT on Thursday, 18 October 2012. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2011 Form 10-K filed on 15 February 2012, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	30 September 2012	30 September 2011	30 September 2012	30 September 2011

REVENUE	$245,428	$231,344	$726,625	$663,862

OPERATING EXPENSES:
Costs of services and sales	155,341	150,312	460,861	439,335
General and administrative expenses	10,504	11,182	30,883	30,463
Depreciation and amortization	6,459	5,738	17,419	17,374
Other (income) expense, net	(2,256)	548	(3,950)	(1,176)

OPERATING INCOME	75,380	63,564	221,412	177,866
Loss on exchange of Senior Exchangeable Notes	—	31	—	870
Interest expense	2,160	3,825	6,528	8,684

INCOME BEFORE INCOME TAX EXPENSE	73,220	59,708	214,884	168,312
INCOME TAX EXPENSE	18,671	14,599	53,454	36,827
NET INCOME	54,549	45,109	161,430	131,485
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	146	242	160	(123)
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$54,403	$44,867	$161,270	$131,608

Diluted Earnings Per Share:	$1.14	$0.93	$3.38	$2.71

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	47,528	48,030	47,754	48,634

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$124,156	$119,853	$366,724	$346,232
Production Enhancement	100,871	97,407	297,151	268,292
Reservoir Management	20,401	14,084	62,750	49,338
Total	$245,428	$231,344	$726,625	$663,862

Operating income (loss):
Reservoir Description	$36,780	$28,780	$107,271	$81,847
Production Enhancement	32,339	30,728	95,434	78,490
Reservoir Management	6,029	3,502	21,057	17,473
Corporate and other	232	554	(2,350)	56
Total	$75,380	$63,564	$221,412	$177,866

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	30 September 2012	31 December 2011
	(Unaudited)
Cash and Cash Equivalents	$24,658	$29,332
Accounts Receivable, net	180,398	170,805
Inventory	53,807	53,214
Other Current Assets	42,267	33,197
Total Current Assets	301,130	286,548

Property, Plant and Equipment, net	125,697	115,295
Intangibles, Goodwill and Other Long Term Assets, net	211,705	209,030
Total Assets	$638,532	$610,873

LIABILITIES AND EQUITY:

Short-Term Debt & Lease Obligations	$45	$2,344
Accounts Payable	45,778	57,639
Other Current Liabilities	73,059	83,212
Total Current Liabilities	118,882	143,195

Long-Term Debt & Lease Obligations	213,044	223,075
Other Long-Term Liabilities	69,774	62,948

Total Equity	236,832	181,655
Total Liabilities and Equity	$638,532	$610,873

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Nine Months Ended
30 September 2012

CASH FLOWS FROM OPERATING ACTIVITIES	$152,150

CASH FLOWS FROM INVESTING ACTIVITIES	(24,745)

CASH FLOWS FROM FINANCING ACTIVITIES	(132,079)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(4,674)
CASH AND CASH EQUIVALENTS, beginning of period	29,332
CASH AND CASH EQUIVALENTS, end of period	$24,658

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

	Three Months Ended	Three Months Ended
	30 September 2012	30 September 2011

Operating income	$75,380	$63,564
Insurance settlement	(1,023)	—
Foreign exchange (gains) losses	(610)	1,522
Employee retention stock award costs	—	4,431
Operating income excluding specific items	$73,747	$69,517

Production Enhancement
Three Months Ended
30 September 2012

Operating income	$32,339
Insurance settlement	(1,023)
Operating income excluding specific items	$31,316

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

	Three Months Ended	Three Months Ended
	30 September 2012	30 September 2011

Net income	$54,403	$44,867
Insurance settlement (net of tax)	(762)	—
Foreign exchange (gains) losses (net of tax)	(454)	1,148
Employee retention stock award costs	—	4,431
Financing costs (net of tax)	—	1,012
Impact of higher (lower) effective tax rate	358	(3,462)
Net income excluding specific items	$53,545	$47,996

Reconciliation of Earnings Per Diluted Share
(Unaudited)

	Three Months Ended	Three Months Ended
	30 September 2012	30 September 2011

Earnings per diluted share	$1.14	$0.93
Insurance settlement (net of tax)	(0.01)	—
Foreign exchange (gains) losses (net of tax)	(0.01)	0.02
Employee retention stock award costs	—	0.09
Financing costs (net of tax)	—	0.02
Impact of higher (lower) effective tax rate	0.01	(0.06)
Earnings per diluted share excluding specific items	$1.13	$1.00

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Nine Months Ended
	30 September 2012	30 September 2012

Net cash provided by operating activities	$51,256	$152,150
Capital expenditures	(9,260)	(24,154)
Free cash flow	$41,996	$127,996

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